Exhibit 10.1
August 25, 2009
Mark B. Cox
5005 Vista Del Monte
El Paso, TX 79922
Re: Offer of Employment
Dear Mark:
We are excited about your decision to join us at Delek US Holdings, Inc. (the “Company”). We are optimistic that the future will be mutually beneficial.
Our team is committed to being a growing company that achieves superior financial results by consistently growing our sales and controlling our expenses. We believe that our commitment to training, developing and retaining performance-oriented team members will drive our success. We take great pride in our people and the value of teamwork.
We believe in being credible and doing what we say we are going to do. If you ever find this not to be true, please tell any one of the officers of the Company and we will investigate the issue. We believe in treating everyone with honesty, courtesy and respect. We embrace these values which help us to be a special company.
The terms set forth below pertaining to compensation arrangements and officer appointments are subject to the approval of the Company’s Board of Directors.
Starting & Eligibility Dates. The commencement of your employment as the Executive Vice President and Chief Financial Officer of the Company and its subsidiaries will be September 8, 2009 (the “Commencement Date”). If you choose to elect for medical benefits, your medical benefit effective date will be the first day of your employment.
Compensation. Your base compensation will be at an annualized equivalent rate of two hundred forty thousand dollars ($240,000). In addition, you will be paid a cash bonus of fifty thousand dollars ($50,000) (the “Contract Bonus”) within thirty (30) calendar days after the later of the Commencement Date or your execution of this letter. On January 1, 2011 (subject to your continued employment with us), your base compensation will increase to two hundred sixty thousand dollars ($260,000) and you will be paid a second Contract Bonus. If you terminate your employment with the Company during the first twelve (12) months following your receipt of any Contract Bonus hereunder, you will repay one hundred percent (100%) of the most recent Contract Bonus earned by you less a prorated amount of such Contract Bonus equal to the period of your employment since the date the most recent Contract Bonus was earned. The Company is on a bi-weekly pay cycle and base compensation payments are made every other Friday. You will be classified as salary exempt and will be eligible for the Company’s annual bonus program, if any, in an amount not less thirty-three percent (33%) and not more than seventy-five percent (75%) of your annualized base compensation rate at the end of the bonus year. The annual bonus shall be prorated for the period of actual employment during the bonus year and paid between January 1 and March 15 of the year following the bonus year.

Upon the first of the Company’s regularly scheduled quarterly grant dates for equity awards that occurs on or after your execution of this letter, you will be granted non-qualified stock options to purchase sixty thousand (60,000) shares of Common Stock and thirty thousand (30,000) restricted stock units (“RSUs”) under the Company’s 2006 Long-Term Incentive Plan (the “Plan”). The stock options and RSUs will vest ratably over the first four (4) anniversaries of the grant date and shall be made upon such other terms and conditions applicable to equity awards under the Plan (including, without limitation, exercise prices and vesting conditions) as may be established from time to time by the Company’s Board of Directors (or any applicable Committee thereof).
The Company will pay (i) your reasonable expenses incurred in moving from the El Paso, Texas area to the Nashville, Tennessee area up to a maximum of $20,000, (ii) any loss1 you may incur on the sale of your El Paso residence up to a maximum of $100,000 and (iii) the reasonable costs of professional preparation of your personal income tax return(s). Perquisites and other personal benefits that are not integrally and directly related to the performance of your duties and confer a direct or indirect benefit upon you that has a personal aspect may be disclosed in public filings according to United States Securities and Exchange Commission regulations.
Benefits. You will be eligible for fifteen (15) working days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year and the amount attributed to accrued and unused vacation will be paid to you upon the termination of employment. A guide describing the Company’s various benefits (including medical and dental insurance) and an enrollment form will be enclosed in your orientation packet. It is your responsibility to return the enrollment form within thirty-one (31) calendar days after the Commencement Date. If you choose not to enroll during this time, you may have to wait until the next enrollment period. The enrollment form must be delivered to the Company’s Payroll Department in Brentwood, Tennessee. Should you have any questions concerning insurance or other benefits, please call the Company’s Benefits Department in Brentwood, Tennessee at (615) 771-6701 x. 1117.
Confidentiality. During the course of employment, you will be exposed to information or ideas of a confidential or proprietary nature which pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. During your employment and for a period of three (3) years thereafter, you shall hold Confidential Information in confidence, shall use it only in connection with the performance of duties on behalf of Company, shall restrict its disclosure to those directors, employees or independent contractors of Company with a need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than Company without

[1]	The “loss” on the sale of the El Paso residence shall be defined as the amount, if any, by which the contract price applicable to your purchase the residence exceeds the contract price applicable to your sale of the residence.
Offer of Employment • Mark B. Cox • August 25, 2009 • Page 2 of 4

Company’s prior written consent (unless otherwise required by law). Upon Company’s request or your termination of employment, you will return to Company any and all written documents containing Confidential Information in your possession, custody or control.
Non-Interference with Employment Relationships. During your employment with Company, and for a period of one (1) year thereafter, you shall not, without Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit you (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts you on his or her own initiative without any direct in indirect solicitation by you other than customary forms of general solicitation such as newspaper advertisements or internet postings.
Termination. In the event that the Company terminates your employment other than for Cause, the Company will provide you with (i) a severance payment equal to fifty percent (50%) of your annualized base compensation rate at the time of termination (the “Severance Payment”), (ii) all accrued benefits to the date of termination (and to the extent required by law) and (iii) the costs of continuing health and life insurance coverage for a period of six (6) months following termination of employment. For purposes of this letter, “Cause” means (i) your fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (iii) your deliberate and continual refusal to perform your duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of your supervisor (provided that you have been given written notice of such conduct and such conduct is not cured within thirty (30) calendar days thereafter). The Severance Payment shall be provided to you after, and only if, (i) you execute a mutual release of claims in a form reasonably satisfactory to you and the Company that pertains to all known claims related to your employment and the termination of your employment and that contains appropriate anti-disparagement and continuing confidentiality covenants (the “Separation Release”), (ii) the Separation Release is executed on or prior to the date of the expiration of any and all waiting and revocation periods in the Separation Release (the “Release Expiration Date”), (iii) any revocation periods contained in the Separation Release have expired and (iv) you have continued to comply with this letter and any other restrictive covenants to which you are bound. If you fail to execute the Separation Release on or prior to the Release Expiration Date or timely revoke your acceptance of the Separation Release thereafter (if such revocation is permitted), you shall not be entitled to the Severance Payment. In the event that you terminate your employment, you must provide the Company with at least six (6) months advance written notice of termination.
Offer of Employment • Mark B. Cox • August 25, 2009 • Page 3 of 4

We are pleased at your decision to join our organization. We have a strong commitment to excellence and to our people, and wish you much success in your new position. Please review, sign and return a copy of this letter to confirm your agreement to its terms. The signed copy will be placed in your employment file.
Sincerely,
Delek US Holdings, Inc.

/s/ Kathy Roadarmel	/s/ Kent B. Thomas

By: Kathy Roadarmel	By: Kent B. Thomas
Title: Vice President of Human Resources	Title: General Counsel / Secretary
Please note this offer of employment is contingent upon successful completion of a pre-employment drug screen, credit check and background check.
I agree to the terms of this offer of employment with Delek US Holdings, Inc. I understand that this does not constitute an employment contract for any specific term, and does not alter the at-will nature of my employment with Delek US Holdings, Inc.

/s/ Mark B. Cox	8/25/2009

MARK B. COX	Date
Offer of Employment • Mark B. Cox • August 25, 2009 • Page 4 of 4

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